Exhibit 4.6

X X 2013

STRICTLY PRIVATE & CONFIDENTIAL - TO BE OPENED BY ADDRESSEE ONLY

X

X

Dear X

Prudential On Appointment Award – Month 201X

I am pleased to confirm that you have been made an award over X Prudential plc shares/ADRs. Your award entitles you to free shares/ADRs or an equivalent value on the following dates:

	Date	Number of Prudential plc shares/ADRs

Award 1	X Month 201X	X

Award 2	X Month 201X	X

The relevant number of shares/ADRs will be transferred to you after the dates above, taking into account any periods during which dealings in Prudential plc shares are prohibited.

When your shares/ADRs are transferred, you may have to pay tax and/or social security contributions in relation to your Award. The intention is that this will automatically be paid by selling some of the shares/ADRs which are transferred to you on your behalf or, if you receive a cash payment on vesting, it will be deducted from that payment.

If you have any queries, please do not hesitate to contact the Share Plans Team on 020 7548 XXXX or by emailing Share.schemesprovider@prudential.co.uk

Yours sincerely,

/s/ Tidjane Thiam

Tidjane Thiam

Group Chief Executive